Exhibit 99.1

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF LOUISIANA

ENSCO OFFSHORE COMPANY,

Plaintiff,

v.

KENNETH LEE “KEN” SALAZAR, IN HIS
OFFICIAL CAPACITY AS SECRETARY, UNITED STATES DEPARTMENT OF THE INTERIOR; UNITED STATES DEPARTMENT OF THE INTERIOR; MICHAEL BROMWICH, IN HIS OFFICIAL CAPACITY AS DIRECTOR, BUREAU OF OCEAN ENERGY MANAGEMENT, REGULATION, AND ENFORCEMENT; and BUREAU OF OCEAN ENERGY MANAGEMENT, REGULATION, AND ENFORCEMENT,

Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. ________

COMPLAINT

Plaintiff Ensco Offshore Company (“Ensco”), pursuant to the Administrative Procedure Act (“APA”), 5 U.S.C. §§ 701-706, and the Outer Continental Shelf Lands Act (“OCSLA”), 43 U.S.C. §§ 1331 et seq., files this Complaint alleging that Defendants, in the aftermath of the April 20, 2010 Deepwater Horizon disaster and resulting oil spill, violated the APA and/or the OCSLA in the following three ways:  (1) by imposing a six-month moratorium on deepwater drilling in the outer Continental Shelf; (2) by imposing onerous new requirements for both shallow water and deepwater drilling outside of the required notice-and-comment rulemaking process; and (3) by unreasonably delaying the approval of applications to drill in both shallow and deepwater areas of the outer Continental Shelf.

The first of these claims is in certain respects similar to (though in some ways narrower than) the claim pending before the Court in Hornbeck Offshore Servs. L.L.C. v. Salazar, No. 10-1663(F)(2) (E.D. La.) (filed June 7, 2010).  The Court has already determined that Hornbeck’s allegation has a considerable likelihood of success and has entered a preliminary injunction prohibiting enforcement of the moratorium, a ruling that is currently under review by the Fifth Circuit.  See Hornbeck Offshore Servs. L.L.C. v. Salazar, No. 10-30585 (5th Cir., Appeal filed June 24, 2010).  This Court has denied the Department of Interior’s motion to stay the injunction pending appeal.  See Hornbeck, Docket Entry 82.

Ensco’s second claim is that Defendants’ decision to impose new substantive safety and certification requirements to both the deepwater and shallow water drilling process violates the APA because the new requirements were imposed by issuance of summary and informal “Notices to Lessees” rather than through notice-and-comment rulemaking.  Such an end-run around the regulatory process -- and its attendant requirements of advance notice to, and input from, affected parties -- violates the APA.

Ensco’s third claim is based on Defendants’ delay in approving applications for permits to drill -- in both deepwater and shallow water -- in the outer Continental Shelf since the Deepwater Horizon BP Macondo well incident occurred on April 20, 2010.  This delay in processing permitting applications is unreasonable and in violation of the APA, as it greatly exceeds both the relevant approval periods set out in the OCSLA and Defendants’ past practices.  Defendants based their justification for a deepwater moratorium in large part on safety issues identified in a report conducted by the Department of Interior following the Deepwater Horizon BP Macondo well disaster.  Aside from the fact that the Court found this to be inadequate support for a deepwater moratorium, Defendants have not even attempted to justify a widespread slowdown in reviewing permit applications for situations not covered by that formal moratorium.  And yet, the current delay in making permitting decisions is frustrating the comprehensive scheme that Congress has created to ensure an efficient and timely permitting process.

The Deepwater Horizon BP Macondo well incident has proven to be a disaster of national significance. However, as detailed herein, Defendants’ actions in the aftermath of the incident were arbitrary, capricious, an abuse of discretion, and in violation of the APA and the OCSLA.  In some ways, Defendants’ actions not only fail to improve the safety of offshore drilling, but they add new safety and environmental risks.  The deepwater moratorium and the Notices to Lessees have created a state of uncertainty and confusion with resulting dire consequences upon the domestic offshore drilling industry in the Gulf of Mexico.  These improperly promulgated directives have adversely impacted producers, oil service companies, their employees, and the economies of the coastal states affected thereby.  Indeed, Defendants’ unlawful actions have wreaked havoc upon the entire offshore oil service industry in the Gulf of Mexico -- both deepwater and shallow water.  Unless this situation is rectified, Defendants’ illegal actions will likely result in long-term negative affects that extend beyond the involved companies, employees, and adjacent states and impact the national economy, national energy policy, and our country’s dependence upon foreign hydrocarbon energy resources.

 This Court should now hold unlawful the deepwater moratorium, in whole or in part, and should also hold unlawful the new drilling preconditions, certifications, and requirements.  The Court should set these unlawful agency actions aside.  The Court should also compel Defendants to timely process and approve applications for permits to drill.

Parties

1. Plaintiff Ensco, a leading supplier of offshore drilling and related services to the oil and gas industry, is a Delaware corporation with its principal place of business in Louisiana.  Ensco and its affiliates own and operate mobile offshore drilling units (“MODUs”) throughout the world, including MODUs owned and operated by Ensco in water depths both greater and lesser than 500 feet in the Gulf of Mexico.  Ensco contracts its MODUs to its oil company customers on a “day rate” basis whereby, in exchange for providing a drilling rig and crew, Ensco receives a fixed amount per day for drilling and associated services.

2. Defendant Kenneth Lee “Ken” Salazar is sued in his official capacity as the Secretary of the United States Department of the Interior (“Secretary Salazar”).  Pursuant to OCSLA, Mr. Salazar is the federal official ultimately responsible for the management and oversight of leasing, exploration, and production of oil and gas on the outer Continental Shelf and for all actions or inactions of the Department of the Interior and the Bureau of Ocean Energy Management and Enforcement challenged in this Complaint.

3. Defendant United States Department of the Interior (“DOI”) is a department of the United States Government with supervisory and management responsibility over the Bureau of Ocean Energy Management and Enforcement, which, pursuant to the OCSLA, is responsible for implementing and applying the federal laws, regulations, and policies at issue in this Complaint.

4. Defendant Michael Bromwich is sued in his official capacity as the Director of the Bureau of Ocean Energy Management, Regulation, and Enforcement.  Pursuant to the OCSLA and authority delegated by the Secretary of the DOI, Mr. Bromwich is the federal official responsible for the proper administration, leasing, exploration, and production of oil and gas on the outer Continental Shelf.

5. Defendant Bureau of Ocean Energy Management, Regulation, and Enforcement (“BOEM”) is a bureau of the DOI, and was formerly known as the Minerals Management Service (“MMS”).  Pursuant to the OCSLA and authority delegated to it by the Secretary of the DOI, the BOEM is responsible for managing the administration of leasing, exploration, and production of oil and gas on the outer Continental Shelf.  (Secretary Salazar, the DOI, Mr. Bromwich, and the BOEM are collectively referred to herein as “Defendants”).

Jurisdiction and Venue

6. This Court has subject matter jurisdiction under 5 U.S.C. § 702 and 28 U.S.C. § 1331.  Alternatively, the Court may also exercise jurisdiction pursuant to 43 U.S.C. § 1349(a) and (b), as this case arises out of and is connected to “the cancellation, suspension, or termination of a lease or permit under [the OCSLA]” and Plaintiff has valid legal interests that have been or may be adversely affected by a violation of the OCSLA and its implementing regulations.

7. Venue is proper in this district pursuant to 28 U.S.C. § 1391(e) and 43 U.S.C. § 1349(b)(2).

8. Although Ensco believes it is unnecessary in this case, it has complied with 43 U.S.C. § 1349(a)(3) by notifying the appropriate persons of the alleged violations prior to filing suit.

Statutory and Regulatory Background

9. In 1953, Congress passed the OCSLA in order to regulate and develop the subsoil and seabed of the outer Continental Shelf.  The OCSLA defines “outer Continental Shelf” as, in essence, all submerged land within the jurisdiction of the United States that is not the property of the individual states.   See id. § 1331(a).

10. Although the OCSLA states that the development of the outer Continental Shelf should be “subject to environmental safeguards,” the statute instructs that the protection of the outer Continental Shelf is to be balanced against its “expeditious and orderly development,” and that it should be “developed in a manner which is consistent with the maintenance of competition and other national needs.”  Id. § 1332(3).  In the same vein, the OCSLA provides that “[m]anagement of the outer Continental Shelf shall be conducted in a manner which considers economic, social, and environmental values of the renewable resources contained in the outer Continental Shelf.”  Id. § 1344(a)(1).

11. Congress, in the OCSLA, delegated to the DOI the responsibility for administering the provisions of the OCSLA “relating to the leasing of the outer Continental Shelf” and for prescribing “such rules and regulations as may be necessary to carry out such provisions.”  43 U.S.C. § 1334(a).  The DOI’s management of the leasing, exploration, and development of the outer Continental Shelf involves, in part, the following steps:

a) The DOI must prepare and periodically revise every five years an oil and gas leasing program containing a schedule of proposed lease sales.  Id. § 1344(a).

b) The DOI must award oil and gas leases to the highest responsible bidder pursuant to a competitive bidding system.  See id. § 1337.  Such leases may only be for an initial period of five years, though they can extend up to an initial ten-year period only if the DOI “finds that such longer period is necessary to encourage exploration and development in areas because of unusually deep water or other unusually adverse conditions.”  Id. § 1337(b)(2).

c) Before conducting any exploration activities, lessees must submit an exploration plan for the DOI’s approval.  Id. § 1340(c)(1).  The OCSLA requires that exploration plans include, at minimum, a schedule of anticipated exploration activities, a description of equipment to be used for such activities, and the general location of each well to be drilled.  Id. § 1340(c)(3).  In addition to submitting the information required by the OCSLA, the DOI’s regulations require lessees to submit at least 16 additional categories of detailed, technical information with their exploration plans.  See 30 C.F.R. § 250.12.  The OCSLA requires the DOI to approve or disapprove each exploration plan “within thirty days of its submission.”  43 U.S.C. § 1340(c).

12. The OCSLA allows, but does not mandate, the DOI to “require lessees operating under an approved exploration plan to obtain a permit prior to drilling any well in accordance with such plan.”  Id. § 1340(d).  Pursuant to this discretionary authority, the DOI requires lessees to “obtain written approval from the District Manager [of the BOEM] before you begin drilling any well or before you sidetrack, bypass, or deepen a well” by submitting an application for permit to drill (“APD”).  30 C.F.R. § 250.410.

13. While neither the OCSLA nor the regulations prescribe a time period by which the DOI must approve or disapprove an APD, it has been the general practice of the BOEM to approve APDs within approximately thirty days.

14. In addition to requiring the submission of APDs, the DOI’s regulations also require lessees to request permits or other approvals from the BOEM in connection with other actions, including a revision to a drilling plan or a change to major drilling equipment.  Collectively, these requests for permits or approvals (including APDs) are referred to herein as “Permit Applications.”

15. The OCSLA further entrusts the DOI with the authority to order a lessee, even after an APD has been approved, to suspend drilling activities in certain circumstances.  To that end, the OCSLA instructs the DOI to prescribe regulations “for the suspension or temporary prohibition of any operation or activity, including production, pursuant to any lease or permit . . .  if there is a threat of serious, irreparable, or immediate harm or damage to life (including fish and other aquatic life), to property, to any mineral deposits . . . , or to the marine, coastal, or human environment.”  Id. § 1334(a)(1).

16. The DOI has implemented this directive by authorizing the relevant BOEM “Regional Supervisor” to order lessees to suspend drilling operations in any of five situations, two of which are relevant here.  See 30 C.F.R. §§ 250.168, 250.172.  A Regional Supervisor may issue such a suspension order -- known as a “Suspension of Operations” (“SOO”) -- “[w]hen activities pose a threat of serious, irreparable, or immediate harm or damage,” which includes threats to “the marine, coastal, or human environment.”  Id. § 250.172(b).  An SOO may also be issued “[w]hen necessary for the installation of safety or environmental protection equipment.”   Id. § 250.172(c).

17. No matter the reason for its issuance, however, an SOO must be tailored to a specific “lease or unit area.”1  Id. § 250.168(a); see also id. § 250.170(a) (“The Regional Supervisor will set the length of the suspension based on the conditions of the individual case involved.”) (emphasis added).

18. The OCSLA provides that states affected by decisions relating to the “exploration, development, and production of minerals in the outer Continental Shelf” -- which includes

1 There are thousands of leases in the Gulf of Mexico.  For operational purposes, leases are sometimes combined into “units” to maximize efficiency and avoid waste.  See 30 C.F.R. § 250.1301.

decisions to suspend drilling operations -- are “entitled to an opportunity to participate” in such policy and planning decisions.  See 43 U.S.C. § 1332(4).   The OCSLA similarly instructs that, with respect to “the enforcement of safety, environmental, and conservation laws and regulations, the Secretary [of the DOI] shall cooperate with the relevant departments and agencies of the Federal Government and of the affected states.”  Id. § 1334(a).

Factual Background

19. On April 20, 2010, a well blowout and ensuing explosion occurred on the offshore drilling rig Deepwater Horizon while engaged in operations on the BP Macondo well in the Gulf of Mexico, resulting in an oil spill emanating from the well located under 5,000 feet of water on the outer Continental Shelf that continues to the present day (the “Incident”).

20. In response to the Incident, on April 26, 2010, Secretary Salazar directed all BOEM inspectors in the Gulf of Mexico to perform a “thorough, complete inspection” of the 29 deepwater drilling rigs with blowout preventer stacks that were then operating in the Gulf of Mexico.  See “MMS Deepwater Drilling Rig Inspection Report” (the “Inspection Report”) (Ex. A).  The BOEM found no violations of governing regulations or existing permit terms on 27 of the 29 inspected rigs, and only minor violations on the remaining two.  Id. at 1.

21. Among the 27 rigs that received clean inspection reports were two owned and/or operated by Ensco.  Id. at 3.  Neither of the two rigs on which the BOEM found minor violations are owned or operated by Ensco.  Id.

22. On April 30, 2010, President Obama directed Secretary Salazar to conduct a review of the Incident and to issue a report within 30 days on “what, if any, additional precautions and technologies should be required to improve the safety of oil and gas exploration and production operations on the outer continental shelf.”  See “Increased Safety Measures for Energy Development on the Outer Continental Shelf,” Executive Summary at 1 (Ex. B).

23. On May 6, 2010, Secretary Salazar directed the BOEM to stop issuing permits to drill new wells pending the DOI’s completion of the 30-day safety review.  Secretary Salazar also directed the BOEM to suspend permits issued after the Incident with respect to wells on which drilling had not yet begun as of May 6, 2010.

24. On May 27, 2010, in accordance with President Obama’s April 30th directive, Secretary Salazar issued a report entitled “Increased Safety Measures for Energy Development on the Outer Continental Shelf” (the “Safety Report”) (Ex. B).  The Safety Report “identif[ied] an initial set of safety measures that can and will be implemented as soon as practicable to improve the safety of offshore oil and gas development.”  Safety Report at 1.  The Safety Report includes a three-page executive summary (the “Executive Summary”) written by Secretary Salazar that was added after the body of the Safety Report was completed.

25. The Safety Report noted that the “30 day-review has been conducted without the benefit of the findings from the ongoing investigations into the root causes of the explosions and fire on the Deepwater Horizon and the resulting oil spill . . . including if there were any violations of existing safety or construction laws, gross negligence, or willful misconduct.”  Safety Report, Executive Summary at 3.  The DOI stated that “this report does not speculate as to the possible causes of the BP Oil Spill.”  Safety Report at 1.

26. As evident from its title, the purpose of the Safety Report was to identify and recommend potential safety enhancements for offshore rigs.  The Safety Report did not assess how to implement those safety measures, how long they would take to implement, or whether any type of moratorium -- or some alternative short of a moratorium -- was necessary.  Indeed, there is no mention at all of any sort of moratorium in the body of the Safety Report.  Nor did the Safety Report purport to evaluate the safety conditions with respect to any individual deepwater rig operating in the Gulf of Mexico.

27. Nevertheless, Secretary Salazar, in the Executive Summary, recommended an “immediate halt to drilling operations on all 33 permitted wells, not including relief wells currently being drilled by BP, that are currently being drilled using floating rigs in the Gulf of Mexico” so as to “allow for implementation of the measures proposed in [the Safety Report].”  Safety Report, Executive Summary at 2 (emphasis added).  The Secretary instructed that “[d]rilling operations should cease as soon as practicable for a six-month period.”  Id. at 2-3.

28. The Executive Summary to the Safety Report also stated that “[t]he recommendations contained in this report have been peer-reviewed by seven experts indentified by the National Academy of Engineering.”  Id. at 3.  These experts, however, had not seen the Executive Summary, had not recommended a moratorium, and had not reviewed Secretary Salazar’s recommendation for a six-month moratorium.  See, e.g., Statement of Experts at 1 (Ex. C).

29. On May 28, 2010, Secretary Salazar issued a one-page memorandum to the Director of the BOEM (“Salazar Memo”) (Ex. D), “directing a six-month suspension of all pending, current, or approved offshore drilling operations of new deepwater wells in the Gulf of Mexico and the Pacific regions,” with the exception of drilling operations necessary to conduct emergency activities (the “Deepwater Moratorium”).  The Secretary stated that his decision to impose the Deepwater Moratorium was based on his “30-day review of the BP Explosion and Oil Spill” and “the recommendations contained in the [Safety R]eport to the President.”   Id. The Salazar Memo did not set forth any additional facts in support of the decision to impose the Deepwater Moratorium and instead relied exclusively on the Safety Report.

30. In his memorandum the Secretary asserted that the Deepwater Moratorium was justified under two different legal bases.  First, the Secretary invoked 30 C.F.R. § 250.172(b), finding that “offshore drilling of new deepwater wells poses an unacceptable threat of serious and irreparable harm to wildlife and the marine, coastal, and human environment.”  Id. Second, the Secretary asserted that, based on 30 C.F.R. § 250.172(c), “additional safety or environmental protection equipment is necessary to prevent injury or loss of life and damage to property and the environment.”  Id. The Secretary ordered the BOEM Director to “ensure that appropriate Letters of Suspension . . . are sent to all affected lessees, owners, and operators immediately.”  Id.

31. On May 30, 2010, BOEM issued a document entitled “Notice to Lessees and Operators of Federal Oil and Gas Leases in the Outer Continental Shelf Regions of the Gulf of Mexico and the Pacific to Implement the Directive to Impose a Moratorium on All Drilling of Deepwater Wells,” NTL No. 2010-N04 (the “NTL-4”) (Ex. E).

32. NTL-4 directs lessees and operators “to cease drilling all new deepwater wells” and to refrain from “spudding any new deepwater wells” during the six-month Moratorium.  NTL-04 at 1.  However, NTL-4 does not apply to activities related to existing, producing deepwater wells, nor to certain deepwater drilling and associated operations in support of such production activities.  Id. at 2-3.  Nor does NTL-4 apply to deepwater “completion operations” which includes “the work conducted to establish the production of a well after the production-casing, string has been set, cemented, and pressure-tested.”  Id. at 2; 30 C.F.R. § 250.501.2  NTL-4 defines “deepwater” as “depths greater than 500 feet.”  Id.

33. Like the Salazar Memo, NTL-4 states that the Deepwater Moratorium is based on “the recommendations in the Report [] and the authority of 30 C.F.R. § 250.172.”  Id. at 2.  NTL-4 does not set forth any additional facts in support of the decision to impose the Deepwater Moratorium.  NTL-4 advises that the Regional Supervisor for Production and Development “will issue SOOs to all OCS Lessees and Operators currently drilling or proposing to drill new deepwater wells covered by this Moratorium NTL.”  Id.

34.  The experts consulted by Defendants have explained that the recommendation for a moratorium “was added after the final review and was never agreed to by the contributors.”  Statement of Experts at 1 (Ex. C).   Following the release of the Safety Report and the subsequent implementation of the Moratorium through the Salazar Memo and the NTL, eight of the experts who peer-reviewed the Safety Report stated that they “do not agree with the six month blanket moratorium on floating drilling.” Id.  The experts stated that “[a] blanket moratorium is not the answer,” as it “will not measurably reduce risk further and it will have a lasting impact on the nation’s economy which may be greater than that of the oil spill.”  Id. at 2.

35. Moreover, five of the experts filed sworn statements on the plaintiffs’ behalf in a related challenge to the Deepwater Moratorium, Hornbeck Offshore Servs. L.L.C. v. Salazar, No. 10-1663(F)(2) (E.D. La.) (filed June 7, 2010), in which they stated that “the Report does not justify the blanket moratorium,” and that “[t]he blanket moratorium does not address the specific causes of the Deepwater Horizon Incident and will not measurably reduce risk further.”  See Aff. of K. Arnold ¶¶ 9-10 (Ex. F); Aff. of B. Baugh ¶¶ 9-10 (Ex. G); Decl. of F. Brett ¶¶ 9-10 (Ex. H); Aff. of H. Jukvam-wold (Ex. I); Aff. of T. Williams ¶¶ 9-10 (Ex. J).

2 In addition, NTL-4 does not apply to other types of drilling activities not relevant here, such as emergency-related drilling or drilling necessary to close or abandon a well.  NTL-4 at 2.

36. Prior to Defendants’ issuance of the Deepwater Moratorium, Defendants’ experts had not even discussed the idea of a moratorium with Defendants.  Benton Baugh, President of Radoil and one of the experts who peer-reviewed the Safety Report, said that in at least two separate hour-and-a-half phone calls among DOI officials and the experts before the Deepwater Moratorium was issued, there was no discussion of a moratorium on existing drilling.  See “Crude Politics,” Wall Street Journal (June 17, 2010) (Ex. K).  According to Mr. Baugh, “if anybody had [made that suggestion] we’d have said that ‘that’s craziness.’”  Id.

37. To the extent DOI contemplated a time-frame for the implementation of the Safety Report’s various recommended safety measures, it was substantially shorter than six months.  For example, Ken Arnold, another expert relied upon by the DOI, reported that the draft of the Safety Report reviewed by the experts contained timelines for implementing the various safety measures, the “bulk” of which could have been implemented in 30 days or less.  Id. The final Safety Report did not contain those or any other timelines for implementing the safety recommendations.

38. On June 3, 2010, David Hayes, Deputy Secretary of Interior, wrote to Mr. Baugh to express his “regret [for] any misunderstanding or confusion related to the inclusion of the recommendation to impose a moratorium on all new deepwater wells in the Executive Summary of the Report.”  Letter from D. Hayes to B. Baugh (June 3, 2010) at 1 (“Hayes Letter”) (Ex. L).  Mr. Hayes further “acknowledge[d] that [Mr. Baugh and his fellow experts] were not asked to review or comment on the proposed moratorium,” and assured Mr. Baugh that the DOI “did not mean to imply that [Mr. Baugh] . . . agreed with the decision to impose a moratorium on all new deepwater drilling.”  Id.   To the contrary, Mr. Hayes clarified that “the Administration independently concluded that a six-month moratorium on new deepwater offshore drilling was necessary to implement the Safety measures including in the Report.”  Id.

39. On June 8, 2010, the BOEM issued a Notice to Lessees entitled “Increased Safety Measures for Energy Development on the OCS,” NTL No. 2010-N05 (“NTL-5”), in which BOEM advised all lessees of ten new safety measures with which they must now comply.  (Ex. M).  These new safety measures, NTL-5 makes clear, are “from the [Safety] Report and provide guidance to lessees and operators on the requirements they must meet.”   Id. at 1.  The requirements “apply to all activities on the OCS, including deepwater activity suspended under [NTL-4], and shallow water operations (under 500 feet in depth).”  Id. (emphasis added).  According to NTL-5, lessees whose APDs have already been approved but who have not yet commenced drilling operations must submit the therein specified relevant information to the BOEM before starting to drill.  Id. at 6.

40. Since the Incident, the BOEM has also imposed other substantive requirements on offshore drilling without following the appropriate rulemaking procedures under the APA.

41. Secretary Salazar’s May 6, 2010 direction that the BOEM shall not issue new permits to drill in shallow water ended on May 27, 2010, upon the release of the Safety Report.  Since that time, there have been substantial delays in the BOEM’s permitting decisions.  Upon information and belief, since that date BOEM has issued relatively few permits to drill in either shallow water or deepwater.

42. In the related challenge to the Deepwater Moratorium filed against the same Defendants named here, Hornbeck Offshore Servs. L.L.C. v. Salazar, No. 10-1663(F)(2) (E.D. La.), Defendants have repeatedly emphasized the safety of shallow-water drilling.  In their opposition to the motion for preliminary injunction filed in that case, Defendants noted that “[j]ack up rigs, which can be used in depths of up to 500 feet, provide a substantial safety benefit as compared to floating rigs, which are used in deeper waters.”  As Defendants further explained at the hearing on that motion, because the blowout preventer on a jack-up rig is located above the surface of the water, “[i]t’s easily accessible for prevention, maintenance, and repairs,” and “should there be a blowout, it’s easily accessible to be able to fix that.”

43. The Safety Report itself likewise states that “the risks associated with operating in water depths in excess of 1,000 feet are significantly more complex than in shallow water.”  Safety Report at 2 (emphasis added).  The Safety Report does not identify any safety concerns with respect to drilling in shallow water.

Causes of Action

Count I

44. The APA authorizes courts to “hold unlawful and set aside final agency action, findings, and conclusions found to be . . . arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law.”  5 U.S.C. § 706(2)(A).

45. To comply with the APA, “the agency must examine the relevant data and articulate a satisfactory explanation for its action including a rational connection between the facts found and the choice made.”  Motor Vehicle Mfrs. Ass’n v. State Farm Mut. Auto. Ins. Co., 463 U.S. 29, 43 (1983).  “Normally, an agency rule would be arbitrary and capricious if the agency has relied on factors which Congress has not intended it to consider, entirely failed to consider an important aspect of the problem, [or] offered an explanation for its decision that runs counter to the evidence before the agency . . . .”  Id. An agency’s decision is arbitrary and capricious where the agency fails to consider an obvious alternative.  See id. at 46-47.  The Court’s consideration of whether the challenged action violated the APA is limited to the administrative record that informed the agency’s decision.

46.  For the following independent reasons, Defendants’ actions in imposing and implementing the Deepwater Moratorium (including the issuance of the Salazar Memo and NTL-4) were arbitrary, capricious, and an abuse of discretion, and were not in accordance with the OCSLA:

          a.           There is no rational connection between the Defendants’ imposition of a moratorium and the relevant facts regarding deepwater drilling.  There is no credible evidence that the Deepwater Moratorium is a rational response to the Incident or to the safety or environmental risks present in deepwater drilling.  There is no evidence that the Deepwater Moratorium will measurably decrease such risks, while there is abundant evidence that the harms caused by the Deepwater Moratorium are substantial.  The Deepwater Moratorium is opposed by the experts consulted by Defendants, by the local communities affected by the Incident and the Deepwater Moratorium, by the governments of those communities (including the State of Louisiana), and by the industries involved.  Defendants have failed to elicit the views of many of these constituents, and when it has, it has ignored those views.  In addition, the drilling operations subject to the Deepwater Moratorium are no more risky than some of the deepwater production and certain related drilling activities to which the Deepwater Moratorium does not apply.  Defendants also failed to consider that the Deepwater Moratorium increases risks in several ways.

          b.           The body of the Safety Report -- which served as the sole source cited by Defendants to justify the Deepwater Moratorium -- does not consider or analyze a blanket moratorium.  Nor does it address why or whether a blanket moratorium would be necessary to implement the safety measures listed in the Safety Report or how a blanket moratorium would otherwise increase safety or decrease the risk to the environment.  Nor does the Executive Summary address why a six-month blanket moratorium is necessary or desirable.  In addition, the experts consulted by the DOI do not believe a six-month blanket moratorium is desirable or would measurably decrease risk, or that the Safety Report justifies the Deepwater Moratorium.  The Salazar Memo and NTL-4 likewise fail to provide any facts or reasoning to justify a blanket moratorium.

          c.           Defendants issued the Deepwater Moratorium in violation of the DOI’s regulations that require suspensions to be issued on an individual, case-by-case basis.  The OCSLA’s implementing regulations permit the issuance of an SOO “[w]hen activities pose a threat of serious, irreparable, or immediate harm or damages,” 30 C.F.R. § 250.172(b), or “[w]hen necessary for the installation of safety or environmental protection equipment,” id. § 250.172(c).  In either case, an SOO may be issued only with respect to an individual “lease or unit area.” Id. § 250.168(a).  The duration of any suspension must be “based on the conditions of the individual case involved.”  Id. § 250.170(a) (emphasis added).  Nothing in the Inspection Report revealed any issues with Ensco’s rigs, nor with most of the other rigs operating in the Gulf of Mexico.  Neither the Safety Report, the Salazar Memo, nor NTL-4 include any empirical data or factual findings specific to any individual rigs or leaseholders.  Instead, Defendants treated all affected rigs alike and imposed a blanket moratorium that applies equally to all such rigs, without any regard to the individualized risks (or lack thereof) posed by each.  That action was arbitrary and capricious and not in accordance with the DOI’s regulations.

    d.           Neither the Safety Report, the Salazar Memo, nor NTL-4 indicate that Defendants considered any alternatives short of the overbroad blanket moratorium on virtually all forms of exploratory deepwater drilling (subject to a handful of narrow exceptions not relevant here).  Defendants instead imposed a blanket six-month ban, the effects of which are having potentially devastating consequences not only for Ensco and other oil service companies, but also for the economy of the Gulf Coast.  Defendants never considered or adopted more limited restrictions on deepwater drilling that more closely correspond to the environmental and safety risks present and that would also avoid or substantially mitigate the adverse impact on the economy of the Gulf Coast region.

         e.           Any actions taken by the DOI with respect to its management of the outer Continental Shelf must be taken “in a manner which considers economic, social, and environmental values of the renewable and nonrenewable resources contained in the outer Continental Shelf.”  43 U.S.C.  § 1344(a)(1); see also id. § 1332(3).  Defendants failed to do so.  Although the Safety Report itself notes that “[o]ffshore drilling operations provide direct employment estimated at 150,000 jobs” (Safety Report at 4 (Ex. B)), neither the Safety Report, the Salazar Memo, or NTL-4 weigh the potentially devastating economic impact of the Deepwater Moratorium on the domestic offshore oil and gas service industries, the Gulf Coast, and its citizens against the need to address the safety concerns addressed in the Safety Report.

         f.           Defendants failed to identify any facts or analysis that suggests that the designated six-month term for the Deepwater Moratorium was rational.  Neither the Safety Report, the Salazar Memo, or NTL-4 connects the safety measures recommended in the Safety Report to a six-month time frame.  To the contrary, one of the experts who peer-reviewed the Safety Report has stated that “the bulk” of the Safety Report’s recommendations could have been implemented within 30 days.  In addition, the Safety Report omitted any discussion of projected implementation periods for its recommendations.  Defendants’ selection of a six-month term for the Deepwater Moratorium, therefore, was arbitrary and capricious.

    g.           During the decision-making process, Defendants failed to consult with Louisiana and other states affected by the Deepwater Moratorium.  The OCSLA instructs that states affected by decisions relating to the “exploration, development, and production of minerals in the outer Continental Shelf” are “entitled to an opportunity to participate” in such policy and planning decisions.  See 43 U.S.C. § 1332(4).   In the same vein, the OSCLA requires the DOI to “cooperate with the relevant departments and agencies of the Federal Government and of the affected states” with respect to its “enforcement of safety, environmental, and conservation laws and regulations.”  Id. § 1334(a) (emphasis added).  Because the states directly affected by the Deepwater Moratorium, particularly Louisiana, were not consulted in connection with Defendants’ decision to impose a moratorium -- a decision that has already caused Louisiana to suffer significant economic harm -- Defendants’ imposition of the Deepwater Moratorium was in violation of the OCSLA.

Count II

47. The APA also seeks to ensure that new substantive regulations are adopted only after compliance with a regularized notice and comment process, thus ensuring that a federal agency has the benefit of the views of affected members of the industry before it undertakes new substantive regulatory requirements.  In particular, Section 553 of the APA provides that an agency must provide notice of a proposed rule in the Federal Register and afford an opportunity for interested persons to present their views.  5 U.S.C. § 553(b), (c).  The required publication must be made not less than thirty days before the effective date of the proposed rule.  Id. § 553(d).  The APA defines a “rule” as “an agency statement of general or particular applicability and future effect designed to implement, interpret, or prescribe law or policy or describing the organization, procedure, or practice requirements of an agency and includes [various substantive agency functions] or practices bearing on any of the foregoing.”  Id. § 551(4).

48.  The APA exempts three types of rules from its notice-and-comment requirement: (1) interpretive rules, (2) general statements of policy, and (3) rules of agency organization, procedure, or practice.  See id. § 553(b).  “Interpretative rules are statements as to what the administrative officer thinks the statute or regulation means.”  Philips Petroleum Co. v. Johnson, 22 F.3d 616, 619 (5th Cir. 1994).  “A general statement of policy . . . is merely an announcement to the public of the policy which the agency hopes to implement in future rulemakings or adjudications,” which, “like a press release, presages an upcoming rulemaking or announces the course which the agency intends to follow in future adjudications.”  Id. at 620.  Finally, “a procedural rule is one that does not have a “substantial impact on the regulated industry, or an important class of the members or the products of that industry, notice and opportunity for comment should first be provided.”  Id.

49.  By contrast, the APA’s publication and notice-and-comment procedures do apply to so-called “substantive” or “legislative” rules, which are those that create or change law, usually to implement an existing statute.  Id. at 619.  Put differently, “a rule is legislative if it attempts to supplement [a statute], not simply to construe it,” or where it seeks to fill in gaps left open by statute.  Nat'l Family Planning & Reprod. Health Ass'n v. Sullivan, 979 F.2d 227, 237 (D.C. Cir. 1992).

50. The mandates imposed by NTL-5 are “substantive” in nature.  The requirements imposed by NTL-5 do not purport to “clarify” or interpret existing law, but rather are entirely new substantive mandates drawn from the Safety Report, not any particular statute.  Nor does NTL-5 constitute an “announcement” of a policy that the BOEM hopes to implement in the future; it imposes binding requirements that apply immediately.  NTL-5 has had, and will continue to have, a “substantial impact” on those it regulates, as many of the requirements it imposes are onerous and entail significant compliance costs.

51.  As a result, the requirements that NTL-5 seeks to impose are “substantive” in nature and should have been promulgated through the APA’s notice-and-comment procedures. The DOI previously recognized that the safety measures in NTL-5 require notice-and-comment rulemaking.  Specifically, NTL-5 imposes a number of safety measures identified in the Safety Report as requiring notice-and-comment rulemaking.  Defendants violated the APA by imposing those safety measures without such formal rulemaking.

52. Even if the safety measures in NTL-5 could be imposed properly without notice-and-comment rulemaking, it still constitutes arbitrary and capricious agency action that fails to comply with the APA.  Despite the fact that the Safety Report -- from which NTL-5 draws all of its new requirements -- addresses only deepwater drilling, NTL-5 applies to all outer Continental Shelf drilling operations, including shallow water.  Defendants have not identified any facts supporting the extension of NTL-5 to shallow water drilling.

53. Since the Incident, Defendants have also imposed other new substantive requirements on offshore drilling.  Defendants’ imposition of these new substantive requirements violates the APA because the requirements were implemented without following the required notice-and-comment rulemaking procedures of the APA.

Count III

54.  The APA also authorizes a reviewing court to “compel agency action unlawfully withheld or unreasonably delayed.”  5 U.S.C. § 706(1).  Agency action is “unreasonably delayed” where the agency’s timeline for taking the action is not “governed by a rule of reason.”  In re Core Communs., Inc., 531 F.3d 849, 855 (D.C. Cir. 2008).  In addition, “where Congress has provided a timetable or other indication of the speed with which it expects the agency to proceed in the enabling statute, that statutory scheme may supply content for this rule of reason.”  Id.

55. Since May 27, 2010, there have been substantial delays in the BOEM’s permitting decisions.  Upon information and belief, since that time the BOEM has issued relatively few permits to drill in either shallow water or deepwater.  For the following reasons, the BOEM’s delay in issuing new drilling permits and approving other Permit Applications is unreasonable:

a) First, there is no valid “rule of reason” that governs the BOEM’s dilatory practices.  While the Deepwater Moratorium challenged in this Complaint suspends the issuance of certain new permits to drill in deepwater, it says nothing of permits to drill in shallow water.  Indeed, the Safety Report upon which the Deepwater Moratorium is based did not assess the safety concerns associated with shallow-water drilling.  If anything, the facts developed by Defendants in connection with the Deepwater Moratorium demonstrate that shallow water drilling presents minimal risks to safety and the environment, a point echoed by Defendants themselves in the Hornbeck litigation.  Nevertheless, since the Incident the BOEM has failed to timely issue new permits to drill in either deepwater or shallow water or to timely approve other Permit Applications.

b) Second, by providing a 30-day time frame in which the DOI must approve exploration plans in the OCSLA, see 43 U.S.C. § 1340(c), Congress has clearly provided an “indication of the speed with which it expects the agency to proceed.”  In re Core Communs., Inc., 531 F.3d at 855.  Congress neither required the APD process nor set out a specific time frame for that process.  See id. § 1340(d) (“The Secretary may, by regulation, require any lessee under an approved exploration plan to obtain a permit prior to drilling any well.”) (emphasis added).  Congress’ 30-day timeframe for the DOI to approve the required exploration plan demonstrates that it cannot have intended to allow the DOI to unreasonably delay the approval of an APD (which the OCSLA does not require).  Such a delay would unfairly prejudice a leaseholder because OCSLA leases are of limited duration.  Moreover, the requirements for a valid exploration plan are, if anything, more onerous than the requirements for an APD (or for other Permit Applications), compare 30 C.F.R. § 250.211-228 (exploration plans) with § 250.411-418 (APDs), and thus there is no basis -- even in DOI’s own regulations -- for taking longer than 30 days to approve an APD.  Not only did Congress recognize that each OCSLA lease had a limited duration and that it was therefore important for the DOI to act promptly, but it also provided for an extension of the lease term whenever the DOI suspended activities under a lease (unless the suspension is due to a negligent or willful violation).  Thus, Congress expressly protected leaseholders’ interests by requiring exploration plans to be acted upon within 30 days and by requiring an extension of the lease term if there is a suspension after that time.  The DOI’s unreasonable delay in issuing drilling permits and approving other Permit Applications eviscerates those provisions of the OCSLA.

Prayer for Relief

WHEREFORE, Ensco respectfully requests that this Court order the following relief:

1. Hold unlawful and set aside the Deepwater Moratorium, in whole or in part, and NTL-5;

2. Hold unlawful and set aside other new substantive requirements on offshore drilling adopted by Defendants in violation of the APA.

3. Compel Defendants to act without unreasonable delay on the pending APDs and other Permit Applications in accordance with the OCSLA;

4. Declare that Defendants issued the Deepwater Moratorium, NTL-5, and other substantive offshore drilling requirements in violation of the APA and the OCSLA, and that Defendants have unreasonably delayed the issuance of new drilling permits and approval of other Permit Applications under the APA and the OCSLA;

5. Permanently enjoin Defendants from enforcing the Deepwater Moratorium, in whole or in part, NTL-5, and other substantive offshore drilling requirements, and from delaying the issuance of new drilling permits and approval of other Permit Applications under the OCSLA; and

6. Grant Ensco such further relief as the Court deems just, proper, and equitable.

        Respectfully submitted,

s/ Lawrence R. DeMarcay, III
George J. Fowler, III (#5798)
Lawrence R. Demarcay, III (#25379)
FOWLER, RODRIGUEZ, VALDES-FAULI
400 Poydras Street, 30th Floor
New Orleans, Louisiana  70130
(504) 523-2600
(504) 523-2705 (fax)

Homer E. Moyer (Pro hac vice application being made)
Emmett B. Lewis (Pro hac vice application being made)
Adam P. Feinberg (Pro hac vice application being made)
Timothy P. O’Toole (Pro hac vice application being made)
MILLER & CHEVALIER CHARTERED
655 15th Street, N.W., Suite 900
Washington, D.C.  20005
(202) 626-5800
(202) 626-5801 (fax)

Attorneys for Ensco Offshore Company